Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-251808
January 26, 2024

Forward Guidance YouTube/Podcast Advertisement Storyboard for the VanEck Bitcoin Trust (HODL)

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VanEck®

Voice Over: Forward Guidance is brought to you by VanEck, a global leader in asset management since 1955. You'll be hearing more about VanEck ETFs later on, but for now, let's get into today's interview.

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VanEck®
Meet the VanEck Bitcoin Trust (HODL).

Voice Over: Like gold did, Bitcoin is establishing itself as a macro asset that potentially helps hedge against the government devaluation of your money. Finally, you can easily access bitcoin in a low-cost ETF with the VanEck Bitcoin Trust (HODL). Search the ticker: HODL in your brokerage app today.

Text: Meet the VanEck Bitcoin Trust (HODL).

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VanEck
Visit vaneck.com/HODLFG to learn more.

Voice Over: Visit vaneck.com/HODLFG to learn more. That's vaneck.com/HODLFG

Text: Visit vaneck.com/HODLFG to learn more.

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VanEck

Voice Over: Now, the disclosures: Investing involves risk, and you could lose money on an investment in the VanEck Bitcoin Trust (the "Trust," or "HODL"). The value of Bitcoin and, therefore, the value of the Trust's Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus linked below.

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Investing involves risk, and you could lose money on an investment in the VanEck Bitcoin Trust (the "Trust," or "HODL"). The value of Bitcoin and, therefore, the value of the Trust's Shares could decline rapidly, including to zero. You could lose your entire principal investment. For a more complete discussion of the risk factors relative to the Trust, carefully read the prospectus.

The Trust's investment objective is to reflect the performance of Bitcoin less the expenses of the Trust's operations. The Trust is a passive investment vehicle that does not seek to generate returns beyond tracking the price of Bitcoin.

The VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin Trust filed with the SEC for more complete information about HODL and this offering. Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/hodl. Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.

The Trust is not an investment company registered under the Investment Company Act of 1940 ("1940 Act") or a commodity pool for the purposes of the Commodity Exchange Act ("CEA"). Shares of the Trust are not subject to the same regulatory requirements as mutual funds. As a result, shareholders of HODL do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

Because shares of the Trust are intended to reflect the price of the Bitcoin held in the Trust, the market price of the shares is subject to fluctuations similar to those affecting Bitcoin prices. Additionally, shares of the Trust are bought and sold at market price, not at net asset value ("NAV"). Brokerage commissions will reduce returns.

Trust shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of Trust shares relates directly to the value of the Bitcoin held by the Trust (less its expenses), and fluctuations in the price of Bitcoin could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the Bitcoin represented by them. The Trust does not generate any income, and as the Trust regularly issues shares to pay for the Sponsor's ongoing expenses, the amount of Bitcoin represented by each Share will decline over time.

This content is published in the United States for residents of specified countries. Investors are subject to securities and tax regulations within their applicable jurisdictions that are not addressed on this content. Nothing in this content should be considered a solicitation to buy or an offer to sell shares of any investment in any jurisdiction where the offer or solicitation would be unlawful under the securities laws of such jurisdiction, nor is it intended as investment, tax, financial, or legal advice. Investors should seek such professional advice for their particular situation and jurisdiction.

The Sponsor of the Trust is VanEck Digital Assets, LLC. The Marketing Agent for the Trust is Van Eck Securities Corporation. VanEck Digital Assets, LLC., and Van Eck Securities Corporation are wholly-owned subsidiaries of Van Eck Associates Corporation.

For more information, please contact the Marketing Agent for HODL: Van Eck Securities Corporation, Email: info@vaneck.com, Telephone: 800.826.2333

© 2024 Van Eck Associates Corporation, 666 Third Avenue, New York, NY 10017

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VanEck
Visit vaneck.com/HODLFG to learn more.

Voice Over: Thanks for watching; remember to check out vaneck.com/HODLFG to learn more about the VanEck Bitcoin Trust (Ticker: HODL).

Text: Visit vaneck.com/HODLFG to learn more.

YouTube description
Forward Guidance is sponsored by VanEck.
Learn more about VanEck Bitcoin Trust (HODL) vaneck.com/HODLFG.
VanEck Bitcoin Trust (HODL) Prospectus: vaneck.com/hodlprospectus/

VanEck Bitcoin Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.